ITEM 77M: Mergers

    Morgan Stanley Dean Witter New York Tax-Free Income Fund
                      ("New York Tax-Free")

           On June 22, 2000, at a Special Meeting of Shareholders of Morgan Stanley Dean Witter Multi-State Municipal Series Trust-New York Series ("New York Series"), Shareholders of New York Series approved an Agreement and Plan of Reorganization (the "Reorganization Agreement") between New York Series and New York Tax-Free, pursuant to which substantially all of the assets of New York Series would be combined with those of New York Tax-Free and shareholders of New York Series would become shareholders of New York Tax-Free receiving shares of New York Tax-Free with a value equal to the value of their holdings in New York Series (the "Reorganization"). The Reorganization Agreement was unanimously approved by the Board of Trustees on January 26, 2000.

           On July 24, 2000, the Reorganization Plan between New York Series and New York Tax-Free was completed according to the terms set forth in the Reorganization Agreement filed with New York Tax-Free's Registration Statement on Form N-14 (333-31274) on February 28, 2000.